U.S. SECURITIES AND EXCHANGE COMMISSION
	Washington D.C. 20549

	FORM 3

	INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1.	Name and Address of Reporting Person*

	 Alexander  Pamela
		(Last)		   (First)        (Middle)

 85 Nightingale Drive
	(Street)

 Aliso Viejo      California     92656
	(City)		           (State)				  (Zip)


2.	Date of Event Requiring Statement (Month/Day/Year)
         2/28/00

3.	IRS or Social Security Number of Reporting Person (Voluntary)


4.	Issuer Name and Ticker or Trading Symbol
    Ecklan Corp.			         [ECKL]

5.	Relationship of Reporting Person to Issuer
	(Check all applicable)

	(  )  Director				(  )  10% Owner
	(XX)  Officer (give title below)	(   )  Other (specify below)

Secretary
-------------------------------------------------

6.	If Amendment, Date of Original (Month/Year)


7.	Individual of Joint/Group Filing (Check applicable line)

	( X )  Form Filed by One Reporting Person
	(   )  Form Filed by More than One Reporting Person


	Table I - Non-Derivative Securities Beneficially Owned

======================================================================
Title of     Amount of        Ownership Form:         Nature of
Security     Securities        Direct (D) or           Indirect
(Instr. 4)   Beneficially      Indirect (I)          Beneficial
                Owned            (Instr.5)             Ownership
                                                      (Instr.5)
----------------------------------------------------------------------
Common Stock   -0-                  N/A                   N/A
======================================================================





	Table II - Derivative Securities Beneficially Owned
	(e.g., puts, calls, warrants, options, convertible securities)

================================================================================
              2. Date Exercisable and   3. Title and
              Expiration Date           Amount of
              (Month/Day/Year)          Securities
                                        Underlying
                                        Derivative
                                        Security
                                         (Instr.4)
================================================================================
Title of   Date     Expiration Title Amount  Conversion  Ownership    Nature
Derivative Excerci- Date             or      or          Form of      of In-
Security   sable                     Number  Excercise   Derivative   direct
(Instr.4)                            of      Price of    Security:    Beneficial
                                     Shares  Derivative  Direct (D)   Ownership
                                             Security    or Indirect  (Instr.5)
-------------------------------------------------------------------------------

             N/A

--------------------------------------------------------------------------------

================================================================================

Explanation of Responses:




_____/s/____Pamela Alexander____________________________2/2/00____
** Signature of Reporting Person                           Date

**	Intentional misstatements or omissions of facts constitute Federal
      Criminal Violations.

	See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed.
If space provided is insufficient, See Instruction 6 for procedure.

		Alternatively, this form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.



* If the Form is filed by more than one Reporting Person, see Instruction 5(b)
(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.